UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2004

EAGLE SUPPLY GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14904	13-3889248
(State or Other Jurisdiction Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

122 East 42nd Street, Suite 1618, New York, NY	10168
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 986-6190

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. Rule 13e-4(c)).

Item 5.01. Changes in Control of Registrant.

On September 22, 2004, Gulfco Acquisition, Inc., a Delaware corporation (“Purchaser”) and wholly-owned subsidiary of Gulfside Supply, Inc., a Florida corporation (“Parent”), announced that it had completed its tender offer for the outstanding common stock, par value $0.0001 per share (the “Shares”), of Eagle Supply Group, Inc., a Delaware corporation (the “Company”), pursuant to an Agreement and Plan of Merger, dated as of August 5, 2004, by and among the Company, Parent, and Purchaser (the “Merger Agreement”).

Pursuant to the terms of the Merger Agreement, Purchaser commenced an offer to purchase all of the issued and outstanding Shares at a purchase price of $2.20 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions disclosed in the Offer to Purchase, dated August 16, 2004, and the related Letter of Transmittal (which, together with any amendments and supplements thereto, collectively constitute the “Offer”). The Offer is described in the Tender Offer Statement on Schedule TO (as amended or supplemented from time to time) filed by Parent and Purchaser with the Securities and Exchange Commission (the “Commission”) on August 16, 2004.

The Offer expired at 12:00 midnight, New York City time, on Tuesday, September 21, 2004. Purchaser was advised by SunTrust Bank, the depositary for the tender offer (the “Depositary”), that approximately 9,563,553 Shares (not including 23,768 Shares that were tendered pursuant to guaranteed delivery procedures), representing approximately 93.2% of all outstanding Shares, were validly tendered and not withdrawn pursuant to the Offer. Accordingly, on September 22, 2004, Purchaser announced that it accepted for payment all such Shares validly tendered and not withdrawn prior to expiration of the Offer. A copy of the press release by the Parent and Purchaser on September 22, 2004 is filed as Exhibit 99.1 hereto and is incorporated herein by reference. Purchaser notified the Depository to pay promptly for the tendered and accepted Shares. The source of funds for the purchase of the Shares was from borrowing under a Loan and Security agreement executed on September 22, 2004 by and among Parent, Purchaser, and Fleet Capital Corporation doing business as Bank of America Business Capital (the “Loan Agreement”). The Loan Agreement became effective on September 22, 2004. More information about the Loan Agreement can be found in Purchaser’s Schedule TO, as amended, filed with the Commission.

The Merger Agreement also provides that upon acceptance for payment of Shares pursuant to the Offer (the “Appointment Date”), Parent is entitled to designate persons for appointment to the Company’s board of directors (“Board”), and the Company is required to take all necessary action to cause Parent’s designees (“Designee Directors”) to be elected or appointed to the Board, including, if necessary, increasing the size of the Board, securing the resignations of incumbent directors, or both. Pursuant to these provisions, Messrs. Douglas P. Fields, Frederick M. Friedman, James E. Helzer, Steven R. Andrews, Esq., and John E. Smircina, Esq. resigned from the Board and appointed the following Director Designees to fill the vacancies on the Board created by the director resignations: James S. Resch, Molly A. Resch, Bradley J. Resch, Stephanie A. Resch, Jill M. Buhler. More information regarding the Designee Directors can be found in the “Information Statement pursuant to Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 Thereunder” included as Annex B to the Company’s Schedule 14D-9 Solicitation/Recommendation Statement, as amended, filed with the Commission. None of the officers or directors of the Company in office prior to the Appointment Date held any Shares following the purchase of Shares pursuant to the Offer. Certain of the Designee Directors may be deemed to be the beneficial owners (as that term is used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of Shares held by Purchaser and Parent.

On September 22, 2004 (the “Effective Time”), pursuant to the Merger Agreement, Parent and Purchaser completed their acquisition of the Company through a second-step merger pursuant to which the Company was merged with and into the Purchaser, with the Purchaser being the surviving corporation (the “Merger”). In accordance with Delaware law, the Merger was consummated without a vote or meeting of the Company’s stockholders due to Purchaser’s ownership of more than 90% of the Shares. Pursuant to the Merger, as of the Effective Time (a) all issued and outstanding Shares (other than Shares held by Parent, Purchaser or any other

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wholly owned subsidiary of Parent or by the Company as treasury stock, and Shares held by stockholders of the Company, if any, who exercise their dissenters rights) were automatically converted into the right to receive $2.20 per share in cash, and (b) each issued and outstanding share of the Purchaser remained issued and outstanding. Parent, the holder of 100% of the issued and outstanding shares of common stock of the Purchaser, remained the holder of 100% of the issued and outstanding shares of the surviving corporation.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press release issued by Parent and Purchaser dated September 22, 2004 (incorporated by reference to Exhibit (a)(5)(B) to the Schedule TO).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE SUPPLY GROUP, INC.

Date: September 22, 2004	By:	/S/ Douglas P. Fields
Douglas P. Fields
Chief Executive Officer

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